Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Post-Effective Amendments to the Registration Statements No. 333-30424, No. 333-87708, No. 333-102872 and No. 333-285313 on Form S-8 of International Business Machines Corporation of our report dated February 24, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2025 Annual Report to Stockholders, which is incorporated by reference in International Business Machines Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the incorporation by reference of our report dated February 24, 2026 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, NY
April 30, 2026